Linkage Global Inc
傳丞環球股份有限公司

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

LINKAGE GLOBAL INC

SEAL

CAYMAN ISLANDS

CERTIFICATE NUMBER

SHARES

PAR VALUE $0.0025
CLASS A ORDINARY SHARES

CUSIP NO.

THIS CERTIFIES THAT

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE CLASS A ORDINARY SHARES PAR VALUE OF $0.0025 EACH OF

LINKAGE GLOBAL INC

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

HONG CHEN
CEO

ZHIHUA WU
Chairman

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303.662.1112